EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-179663, 333-168371 and 333-174119), on Form S-4 (Nos. 333-78231, 333-108516, 333-117834, 333-123534 and 333-160170) and on Form S-8 (Nos. 333-159951, 333-167199 and 333-175098) of Range Resources Corporation and in the related Prospectuses of our reports dated February 26, 2013, with respect to the consolidated financial statements of Range Resources Corporation and the effectiveness of internal control over financial reporting of Range Resources Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Fort Worth, Texas

February 26, 2013